Exhibit 10.2
Execution Version
AMENDED AND RESTATED SERVICING AGREEMENT
THIS AMENDED AND RESTATED SERVICING AGREEMENT (this “Servicing Agreement”) dated as of this 18th day of June 2010, by and between AARON’S, INC., a Georgia corporation (“Sponsor”), and SUNTRUST BANK, a Georgia banking corporation (the “Servicer”).
PREAMBLE
WHEREAS, the Sponsor and the Servicer are parties to that certain Servicing Agreement dated as of May 28, 2004, as amended or modified prior to the date hereof (the “Existing Servicing Agreement”);
WHEREAS, the Sponsor and the Servicer are entering into the Second Amended and Restated Loan Facility Agreement and Guaranty, dated as of the date hereof (as hereafter amended or modified, the “Loan Facility Agreement”), by and among Sponsor, Servicer and the other financial institutions from time to time party thereto (together with SunTrust, the “Participants”), and in connection with the Loan Facility Agreement, the Sponsor has requested that the Servicer make certain modifications to the Existing Servicing Agreement, which the Servicer is willing to do subject to the terms and conditions hereof;
WHEREAS, the Sponsor and the Servicer wish to enter into this Agreement to set forth their understandings regarding such matters, all as more particularly set forth below;
NOW, THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree the Existing Servicing Agreement is amended and restated as follows:
1. DEFINITIONS
In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Aaron’s Proprietary System” means Sponsor’s proprietary point of sale software system, as modified from time to time, used by Sponsor and the Borrowers.
“ACH Authorization” means an authorization from a Borrower to automatically debit Loan payments from a deposit account of such Borrower, substantially in the form of Exhibit A.
“Agreement” means this Servicing Agreement, either as originally executed or as it may hereafter be amended, restated, modified or supplemented from time to time.
“Approved Invoice” means an invoice for the aggregate purchase price of Merchandise purchased by a Borrower with a purchase order approved by the Sponsor as provided in this Agreement.
“Asset Disposition Invoice” shall have the meaning set forth in Section 2.5.

“Authorized Signatory” means an officer of the Sponsor named in the most recent Certificate Regarding Authorized Signatories delivered to Servicer.
“Calculation Period” means, initially, the period commencing on June 18th, 2010 and ending on June 30, 2010 and thereafter, the period commencing on the last day of the preceding Calculation Period and ending on the third Payment Date or Canadian Payment Date (as applicable) thereafter.
“Canadian Payment Date” means the last day of each calendar month; provided, however, if such day is not a Canadian Business Day, the next succeeding Canadian Business Day which is also a Business Day.
“Commitment Letter” means a letter from Servicer to a potential Borrower named in a Funding Approval Notice, substantially in the form of Exhibit C, whereby Servicer agrees to establish a Loan Commitment in favor of such Franchisee upon the terms and conditions set forth therein and in the Operative Documents.
“Corporate Authorization” means, with respect to any Borrower which is a corporation, certifications as to authorized signatories and corporate action with respect to the Loan in the form attached hereto as Exhibit D.
“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (iii) above.
“Debt Service” means, for any particular Borrower and period, the aggregate amount of all payments of principal (excluding any payments of principal required to be made under this Servicing Agreement as a result of any Asset Disposition), interest and fees required to be made by such Borrower with respect to its Debt (other than Debt of the Borrower which is subordinated to the Loan Indebtedness owing to the Bank pursuant to a subordination agreement in form and substance satisfactory to the Bank) during such period to the extent that such Debt arises pursuant to such Borrower’s Loan Agreement or any other financing arrangement with respect to Merchandise.
“Default Interest Rate” means the annual percentage interest rate applied to any principal amount outstanding pursuant to a Loan Commitment not paid when due under the terms of the applicable Loan Documents, which rate shall equal the sum of 2% per annum above the Borrower Rate.
“Default Waiver Letter” means a waiver letter sent to any Borrower by Servicer upon the request of Sponsor in the form attached hereto as Exhibit B.
“Financing Statement” means, with respect to a Loan, a document which among other things, describes the Borrower and the Collateral, the proper filing of which perfects a security interest in the Collateral described therein under the laws of the state or province in which such document is filed.
“FCTA” means an account denominated in Canadian Dollars maintained on the books of Servicer and subject to Servicer’s standard terms and conditions for such accounts.
“Funding Approval Notice” means a written notice to Servicer from Sponsor setting forth the conditions of a proposed Loan Commitment, consistent with the requirements therefor as set forth in this Agreement, and containing such information and in substantially the form of Exhibit E.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis when applied to US Borrowers and generally accepted accounting principles in Canada applied on a consistent basis when applied to Canadian Borrowers.
“Legal Forms” shall have the meaning set forth in Section 2.2.
“Loan Account” means the internal bank loan account established by each Borrower with the Servicer.
“Net Book Value” means, for any item of Merchandise, the cost of such Merchandise less accumulated depreciation as calculated in accordance with the Aaron’s Proprietary System.
“PAD authorization” means an authorization from a Borrower to automatically debit Loan payments from a deposit account of such Borrower, held with a Canadian financial institution, substantially in the form of Exhibit K.
“Payment Date” means shall mean, with respect to any US Loans, the last day of each calendar month; provided, however, if such day is not a Business Day, the next succeeding Business Day.
“Personal Guaranty” means any guaranty from a principal or member of a US Borrower substantially in the form of Exhibit F or from a principal or member of a Canadian Borrower substantially in the form of Exhibit L.
“Prime Rate” means the per annum rate of interest designated from time to time by Servicer to be its prime rate, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business of Servicer on the day of such change. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate of interest that is being offered by Servicer to its borrowers.
“Servicing Fee” shall have the meaning set forth in Section 2.13.
“Sponsor’s Fee” shall have the meaning set forth in Section 2.13.
“Spousal Consent” shall mean any agreement provided by the spouse of any Person executing a Personal Guaranty to the extent such spouse has not personally executed a Personal Guaranty, to be substantially in the form provided by the Servicer.
“State” means any State of the United States of America and the District of Columbia.

“Store Opening Information Sheet” shall mean a document substantially in the form of Exhibit G, completed by Sponsor with respect to a Borrower.
“Subordination Agreement” shall have the meaning set forth in Section 2.2(e).
“SWIFT” means Society for Worldwide Interbank Financial Telecommunication.
“Tangible Net Worth” means, with respect to any Borrower as of any date of determination, the excess of the total assets of such Borrower over the Total Liabilities of such Borrower, determined in accordance with GAAP consistently applied, excluding from the calculation of total assets the notes receivables from shareholders of such Borrower and including in such calculation of total assets the franchise fees, as shown on the balance sheet of such Borrower as of such date.
“Territory” means any territory or province of Canada.
“Total Liabilities” means, with respect to any Borrower, as of any date of determination, total liabilities determined in accordance with GAAP consistently applied, but excluding therefrom, Debt of such Borrower which is subordinated to the Loan Indebtedness owing to Servicer pursuant to a Subordination Agreement.
The above definitions apply equally to both the singular and the plural of the terms defined. All terms used herein and not otherwise shall have the meaning ascribed to such terms in the Loan Facility Agreement.
2. PRE-FUNDING MATTERS; CLOSING OF LOANS
2.1	Approval Process.
(a) In the event that Sponsor desires that Servicer establish a Loan Commitment under the Operative Documents, Sponsor shall forward to Servicer an appropriate Funding Approval Notice no later than thirty (30) days prior to the anticipated Closing Date of such Loan Commitment. Such Funding Approval Notice shall indicate whether the requested Loan Commitment is a Line of Credit Commitment, a Revolving Commitment or a Term Loan Commitment and shall contain the following information:
(i) the Franchisee’s legal name and State or Territory of organization (or whether such Franchisee is organized under Canadian federal law);
(ii) the amount of the Loan Commitment;
(iii) the applicable interest rate for such Loan;
(iv) the amount of the applicable commitment fee for such Loan Commitment, which shall not exceed 100 basis points per annum;
(v) a copy of the Franchisee’s executed franchise application authorizing release of all information set forth therein or delivered in connection therewith to

Servicer;
(vi) the Franchisee’s federal tax identification number, if applicable;
(vii) the legal address(es) of the Franchisee’s residence or principal place of business, each store location, and the site(s) where any Collateral to be pledged as security for the Loan is stored, together with any other corporate names or tradenames used by the Franchisee in the last five (5) years for Franchisees organized in the United States or all predecessor corporate names or tradenames used by the Franchisee since the initial incorporation of the oldest predecessor corporation for Franchisees organized in Canada;
(viii) if the Franchisee is a corporation, copies of the Franchisee’s articles or certificate of incorporation (or equivalent), certified by the Secretary of State (or equivalent) of its jurisdiction of organization (or, if the Secretary of State (or equivalent) does not generally provide such copies, certified by the corporate secretary of the Borrower), copies of the Franchisee’s by-laws and current incumbency certificate, if the Franchisee is a partnership, a copy of the current partnership agreement, if the Franchisee is a limited liability company, a copy of the current operating or limited liability company agreement and if the Franchisee is a sole proprietor, a Statement of Sole Proprietorship (or equivalent) in the form provided by Servicer;
(ix) good standing certificate (or equivalent) from the Secretary of State (or equivalent) of the state or territory in which the Franchisee is organized or formed;
(x) for any Revolving Commitment, US Term Loan Commitment or Canadian Term Loan Commitment, a detailed description of the financial covenants to be included in the Loan Agreement, including any defined terms used in such financial covenants
(xi) for any US Term Loan Commitment or Canadian Term Loan Commitment, the date on which payments of principal should begin; and
(xii) such other information as Servicer shall reasonably request, including, without limitation, a listing of all Subsidiaries of the Franchisee, a listing of all Guarantors and a listing of all Permitted Liens.
The Funding Approval Notice shall contain a statement that Sponsor has approved the Franchisee for a franchise license and for participation in the Franchisee Loan Program and shall also state that the Sponsor consents to the liens in favor of Servicer provided for therein.
(b) Upon receipt of the Funding Approval Notice, Servicer shall, as soon as practicable, notify Sponsor if the Funding Approval Notice fails to contain any of the items described in the preceding Section, or if Servicer has any questions relating to such Funding Approval Notice or the information submitted therewith; and
(c) Sponsor shall forward to Servicer a completed Store Opening Information Sheet (i) contemporaneously with the Funding Approval Notice if the Franchisee is already a Borrower and (ii) at least ten (10) Business Days prior to the anticipated Closing Date if the Franchisee is not presently a Borrower, in each case together with a duly executed landlord’s waiver for each leased location listed on the Store Opening Information Sheet where the financed Merchandise is located, substantially in the form of Exhibit H.
If Sponsor fails to deliver any of the foregoing items to the Servicer, the Servicer shall have no obligation to maintain such items in its files or to notify Sponsor that such items have not been received by Servicer.
2.2	Loan Documentation; Collateral.
Upon receipt of a completed Store Opening Information Sheet, Servicer shall proceed to document the Loan and shall forward such documentation to the applicable Franchisee for signature within ten (10) Business Days after receipt of the Store Opening Information. Each Loan made pursuant to this Agreement shall be evidenced by the following documentation in such form as is set forth in the Exhibits to the Operative Documents for the applicable Facility (the “Legal Forms”), with such modifications as Sponsor and Servicer may agree upon from time to time in accordance with the terms hereof:
(a) the Loan Agreement and, if applicable, a security agreement;
(b) the Master Note;
(c) a Personal Guaranty of each Person specified as a Guarantor in the Funding Approval Notice for such Loan, and, if requested by Sponsor and to the extent not prohibited by law, the spouse of such Person; provided, however, that if such spouse is not providing a Personal Guaranty, a Spousal Consent will be part of the Legal Forms;
(d) a Subordination Agreement from each other debtholder of the Franchisee substantially in the form of Exhibit I (each, a “Subordination Agreement”);
(e) suitable Financing Statements to enable Servicer to perfect the security interest granted to it in the personal property of the Franchisee under the Loan Agreement;
(f) a Corporate Authorization; and
(g) an ACH Authorization or a PAD Authorization, as applicable.
To the extent that any of the foregoing items (other than the Loan Agreement or Master Note) have been provided by the relevant Franchisee in connection with a prior Loan, Sponsor may waive the requirement that such documents be prepared by the Servicer or executed by the Franchisee. At the request of the Sponsor set forth in the Funding Approval Notice, the Servicer will prepare a Commitment Letter and forward such Commitment Letter with the Legal Forms to the Franchisee.
In addition, Servicer shall engage a nationally recognized service to perform lien searches in the jurisdictions listed by the Sponsor in the Funding Approval Notice. Prior to the Closing Date, Servicer shall prepare appropriate Financing Statements to be filed in connection with the Loan and forward the same to the Franchisee for execution to the extent required by applicable law. The Franchisee shall, to the extent required by applicable law, promptly execute and return such financing statements to Servicer for filing. Upon receipt from Franchisee, the Servicer shall promptly file all such financing statements in the appropriate filing office.

Servicer shall prepare and shall execute the Loan Documents where required and forward copies of the executed documents to the Franchisee and, if requested by the Sponsor (whether at the time of closing or at a later date), to the Sponsor. Franchisee shall execute and deliver the Loan Documents to the Servicer prior to the funding of the initial Advance to such Borrower. In addition, Sponsor shall cause the Borrower to forward or to have forwarded to Servicer a Certificate of Insurance evidencing the Borrower’s ownership of liability insurance and of property and casualty insurance in an amount not less than the greater of (i) the Loan Commitment, or (ii) the full replacement cost of the Collateral, which certificate shall name Servicer as sole loss payee and additional insured and shall also provide that Servicer shall receive thirty (30) days’ prior written notice at
Aaron’s Program Manager
SunTrust Bank
Program Lending
303 Peachtree Street, N.E., 2nd Floor
Mail Code 1802
Atlanta, Georgia 30308
of any lapse, termination or cancellation of the insurance policies referenced on such certificate. The Servicer shall have no obligation to obtain such Certificate of Insurance or to notify Sponsor of any Borrower’s failure to deliver such Certificate of Insurance or to notify Sponsor of the contents thereof.
2.3	Interest on Loans; Terms of Loan Agreements.
(a) Each of the Loans shall bear interest at the Borrower Rate specified by the Sponsor in the applicable Funding Approval Notice and interest on the Loans shall be calculated based upon the actual number of days elapsed in a 360-day year.
(b) Each of the Loan Agreements shall require that the applicable Borrower thereunder comply with the following financial covenant[s]:
[(i) Rental Revenue to Debt Service. Commencing on the first day of the calendar quarter in which the 25th month following the Opening Date of the first store location of the Borrower occurs and measured as of the last day of the calendar quarter in which such 25th month occurs and on the last day of each calendar quarter thereafter, the ratio of the Borrower’s Rental Revenue to Debt Service for such quarter shall not be less than 2.2:1.0;] 1
(ii) Debt to Rental Revenue. [Commencing on the first day of the calendar quarter in which the first day of the 19th month following the Opening Date of the first store location of Borrower occurs and measured as of the last day of the calendar quarter in which such 19th month occurs and on the last day of each calendar quarter thereafter,][On the last day of each calendar quarter] the ratio of Borrower’s Debt to Borrower’s Rental Revenue, shall not exceed [_____]:1.0. 2

1	Note: This covenant will not apply in the case of any Borrowers who have Revolving Loans, US Term Loans or Canadian Term Loans.

2
Note: This covenant will apply and be tested on last day of each calendar quarter and not be tied to any Opening Date of store locations in the case of any Borrowers who have Revolving Loans, US Term Loans or Canadian Term Loans. Covenant levels for this covenant will be established by Sponsor in the applicable Loan Agreement for each Borrower.

To the extent any of the financial covenants set forth above in this Section 2.3(b) are calculated based upon the Opening Date of a store location, the financial information from store locations that have not reached the Opening Date anniversary incorporated into such covenants shall be excluded from such calculations. Debt Service and Debt attributable to such locations and deducted from the final calculations shall be deducted on a pro rata basis calculated by dividing such stores’ aggregate Net Book Value of Merchandise by the Net Book Value of Merchandise for all store locations. The financial covenants shall otherwise be calculated on a consolidated basis as to all store locations.
(c) Reserved.
(d) Each of the Loan Agreements shall also provide that the applicable Borrower, to the extent such Borrower has a Line of Credit Loan, will submit to Sponsor on a quarterly basis a Compliance Certificate, in the form attached as Exhibit C to the Loan Agreement, presenting the calculation of the financial covenants set forth above, together with monthly, quarterly and annual financial statements, and personal financial statements of all Guarantors.
(e) The Sponsor shall deliver to the Servicer (x) a quarterly inventory reconciliation report showing the amount of Inventory of each Borrower by store as of the last day of each calendar quarter and (y) a quarterly revenue report showing the monthly and quarterly revenues of each Borrower by store during each calendar quarter.
2.4	Use of Loan Proceeds; Mechanics of Loan Program for Line of Credit Loans.
(a) No later than fifteen (15) days after Servicer’s receipt of the executed Loan Documents, Servicer shall (i) establish a DDA Account and a Loan Account for any US Franchisee and (ii) establish a FCTA and a Loan Account for any Canadian Franchisee.
(b) Upon establishment of the above-referenced accounts and receipt of the above-referenced Loan Documents, duly executed by the Borrower and each Guarantor, and if requested by Sponsor in writing, confirmation by Servicer of its first-priority security interest in the Collateral, Servicer shall notify the Borrower and Sponsor that the Borrower may request Advances pursuant to the Line of Credit Commitment; provided, however, that the minimum amount of each Advance shall be $500. Each Advance shall be made by Servicer for the sole purpose of (i) honoring requests from US Borrowers, made through the Aaron’s Proprietary System, for ACH transfers to suppliers of Merchandise in payment of Approved Invoices, for payment of state sales and use taxes and for payment of freight charges to the extent Sponsor consents thereto or (ii) honoring requests from Canadian Borrowers, made through the Sponsor by fax, email or other electronic forms of notification to the Servicer by 12:00 Noon on the last Business Day immediately prior to the 10th or 25th day of each month, for SWIFT transfers to suppliers of Merchandise in payment of Approved Invoices and to the extent permitted by Sponsor, to pay sales and use taxes and freight charges. The Borrowers shall not be authorized to use the DDA Account or FTCA for any other purpose.

(c) Each Borrower will submit purchase order requests for Merchandise to Sponsor. In the event that the purchase order is authorized pursuant to the Franchise Agreement, Sponsor will prepare the purchase order and submit the same to the appropriate supplier requested by the Borrower. The supplier will be instructed to ship all Merchandise directly to the Borrower and the Borrower will be responsible for inspecting all Merchandise and resolving all disputes regarding the Merchandise with such supplier. The supplier will invoice the Borrower for such Merchandise in accordance with normal industry practice. When the Borrower wishes to pay such invoice, the Borrower, subject to availability of its Loan Commitment and the minimum borrowing threshold, shall pay such invoice by directing Servicer, through the Aaron’s Proprietary System, to pay such invoice by means of an ACH transfer from its DDA Account if such Borrower is a US Borrower or by requesting that Sponsor, through fax, email or other electronic forms of notification by 12:00 Noon on the last Business Day immediately prior to the 10th or 25th day of each month, direct the Servicer to pay such invoice by means of a SWIFT transfer from its FCTA if such Borrower is a Canadian Borrower. Any directions for ACH transfers inputted by the US Borrowers into the Aaron’s Proprietary System prior to 12:00 Midnight (Atlanta, Georgia time) on any Business Day, shall be forwarded to Servicer pursuant to Sponsor’s existing ACH access by 3:30 p.m. (Atlanta, Georgia time) on the next Business Day and, if properly forwarded to Servicer by Sponsor shall be paid by Servicer no later than the second Business Day thereafter, unless Sponsor is otherwise notified by Servicer. Any directions for SWIFT transfers transmitted by the Sponsor on behalf of the Canadian Borrowers prior to 12:00 noon (Atlanta, Georgia time) on the last Business Day immediately prior to the 10th or 25th day of each month shall be paid by Servicer no later than the next Business Day thereafter, unless Sponsor is otherwise notified by Servicer.
(d) Sponsor hereby acknowledges and agrees that Servicer has no ability to halt an ACH transfer upon the inputting of such transfer request by Sponsor from the Aaron’s Proprietary System into the ACH system (other than the ability to retrieve ACH transfers which are sent to the wrong party or otherwise manifestly erroneous as provided in the ACH Agreement with Sponsor) and Sponsor accepts full responsibility for any overadvance created by such inputting of information. Upon receipt of the request for an ACH transfer or SWIFT Transfer, as applicable, Servicer shall honor such request by making an Advance pursuant to the Loan Commitment in the amount of such request into the Borrower’s DDA Account or FTCA, as applicable, and automatically forwarding such amount to the supplier by means of an ACH transfer or SWIFT transfer, as applicable in accordance with the instructions of the Borrower passed onto Servicer by Sponsor.
(e) Nothing set forth herein shall be deemed to vary the terms and conditions of the MicroACH Service Agreement by and between Servicer and Sponsor.
2.5	Tracking of Collateral for Borrowers; Asset Dispositions of Borrowers with Lines of Credit.
All Merchandise financed by Servicer must be serialized via the Aaron’s Proprietary System for appropriate reconciliation of Advances and receipt of Merchandise and for purposes of tracking Asset Dispositions. Each Borrower shall be obligated to furnish serial numbers for all

Merchandise purchased directly to Sponsor on a weekly basis (and, if available, on a daily basis) by transmittal of Borrower’s receiving report (containing Aaron’s Proprietary System numbers) directly to Sponsor on the Aaron’s Proprietary System. As set forth more fully below, Sponsor will maintain and track such information as agent for Servicer, and Servicer shall at all times have access to such information.
Any Borrower with a Line of Credit shall immediately report any Asset Disposition to Sponsor by means of the Aaron’s Proprietary System, such information to include the Aaron’s Proprietary System numbers, and if assigned, the serial numbers of the Merchandise subject to the Asset Disposition, the Net Book Value of such Merchandise and the proceeds received by the Borrower therefrom. Sponsor on a monthly basis shall transmit all such information to Servicer in summary form to be received by Servicer no later than the twelfth Business Day of each month. Based solely on such information provided by Sponsor to Servicer, Servicer shall prepare and forward to each US Borrower, on a monthly basis, an invoice for payment of the aggregate outstanding amount of the Line of Credit Loan in an amount equal to the Net Book Value of the Asset Dispositions during the preceding month not applied to Advances made during such month (the “Asset Disposition Invoice”), unless Sponsor notifies the Servicer in writing that it wishes to waive the payment reflected in the Asset Disposition Invoice, which notice must be received by the Servicer at least twelve (12) Business Days prior to the date that the Asset Disposition Invoice is sent. Based solely on such information provided by Sponsor to Servicer, Servicer shall include Net Book Value of the Asset Dispositions during the preceding month not applied to Advances made during such month in the monthly invoice for Canadian Borrowers. If the Servicer receives such notice in writing from Sponsor at least twelve (12) Business Days prior to the date that the Asset Disposition Invoice is otherwise to be sent, the Servicer agrees to notify the applicable Borrower that the “Asset Disposition Prepayment” required under its Loan Agreement is waived. Otherwise, the Asset Disposition Invoice shall be forwarded to the Borrower by Servicer by the 15th day of each calendar month for US Borrowers and the Business Day next succeeding the 25th day of each calendar month for Canadian Borrowers and payment thereof shall be due on the next succeeding Payment Date or Canadian Payment Date (as applicable).
2.6	Amortization and Payment of Line of Credit Loans.
No more than twelve (12) Business Days after the last day of each Calendar Month, Sponsor shall determine and report to Servicer the aggregate amount of (i) the eighteen (18) month advances made to each Borrower, (ii) the twenty-four (24) month advances made to each Borrower and (iii) the Asset Dispositions made by each Borrower during such month. Upon receipt of the foregoing report, Servicer shall determine the aggregate amount of Advances made to each Borrower during such month and shall subtract therefrom payments received by Servicer from such Borrower with respect to Asset Dispositions made since the cut-off date for the last monthly invoice to such Borrower. The remaining principal amount of Advances made during such month shall be amortized (in accordance with a straight-line amortization schedule) in twenty-four (24) equal payments of principal due and payable on the Canadian Payment Dates for Advances under a Canadian Line of Credit Commitment and in eighteen (18) or twenty-four (24) (as appropriate) equal payments of principal due and payable on the Payment Dates for Advances under a US Line of Credit Commitment. On the fifteenth (15th) day of each calendar month, Servicer shall mail to each US Borrower a detailed bill setting forth the total amount of principal and interest due and summarizing all account activity during the preceding month. On the Business Day next succeeding the twenty-fifth (25th) day of each calendar month, Servicer shall mail, email or fax to each Canadian Borrower a detailed bill setting forth the total amount of principal and interest due and the Net Book Value of the Asset Dispositions during the preceding month not applied to

Advances made during such month and summarizing all account activity during the preceding month. Payments of such principal and interest amount shall be due and payable on the Payment Dates or Canadian Payment Dates (as applicable). Servicer shall have the exclusive right to collect and receive all such payments on the Loans from the Borrowers which are due and owing to Servicer. In the event that Sponsor receives any such payment with respect to the Loans pursuant to the Franchisee Loan Program (other than with respect to Loans purchased by Sponsor or where Sponsor has been subrogated to the rights of Servicer pursuant to the terms of the Sponsor Guaranty), such payments shall be accepted by Sponsor as agent for Servicer and Sponsor shall immediately endorse and forward the same to Servicer.
2.7	Prepayment of Line of Credit Loans.
Each US Borrower shall have the right to prepay its Loan in whole or in part upon at least two (2) Business Days’ prior notice to Servicer. Each Canadian Borrower shall have the right to prepay its Loan in whole or in part on a Canadian Payment Date upon at least two (2) Business Days’ prior notice to Servicer. Partial prepayments of any Loan (other than proceeds of Asset Dispositions which shall be applied as set forth in Section 2.5) shall be applied to reduce the current month’s Advance(s) to such Borrower with any excess prepayment applied to unpaid principal payments of the Loan in inverse order of maturity.
2.8	Use of Loan Proceeds; Mechanics of Loan Program for Revolving Loans and Term Loans.
(a) Following the receipt of the executed Loan Documents with respect to a proposed Borrower, but prior to the Closing Date of the proposed Loan Commitment, Servicer shall (i) establish a DDA Account (unless the US Franchisee has only a Term loan) and a Loan Account for any US Franchisee and (ii) establish a FCTA (unless the Canadian Franchisee has only a Term Loan) and a Loan Account for any Canadian Franchisee.
(b) Upon establishment of the above-referenced accounts and receipt of the above-referenced Loan Documents, duly executed by the Borrower and each Guarantor, and if requested by Sponsor, confirmation by Servicer of its first-priority security interest in the Collateral, Servicer shall notify the relevant Borrower and Sponsor that the Borrower may request Advances pursuant to the US Revolving Commitment; provided, however, that the minimum amount of each Advance shall be $500. Each Advance shall be made by Servicer for the sole purposes of (i) honoring requests from any US Borrower, made through the Aaron’s Proprietary System, for ACH transfers to suppliers of Merchandise in payment of Approved Invoices, and (ii) honoring requests from any US Borrower for Advances made via ACH transfers to an operating account or other location specified by such Borrower (and granted a vendor identification number by Sponsor) for working capital purpose. The Borrowers shall not be authorized to use the DDA Account or FCTA for any other purpose. All Term Loans shall be disbursed in a single advance on the date agreed to by the Borrower and the Servicer via a wire transfer or a SWIFT transfer to an operating account or other location specified by such Borrower.

(c) Each Borrower with a Revolving Commitment will submit purchase order requests for Merchandise to Sponsor. In the event that the purchase order is authorized pursuant to the Franchise Agreement, Sponsor will prepare the purchase order and submit the same to the appropriate supplier requested by the Borrower. The supplier will be instructed to ship all Merchandise directly to the Borrower and the Borrower will be responsible for inspecting all Merchandise and resolving all disputes regarding the Merchandise with such supplier. The supplier will invoice the Borrower for such Merchandise in accordance with normal industry practice. When the Borrower wishes to pay such invoice, the Borrower, subject to availability of its Loan Commitment and the minimum borrowing threshold, shall pay such invoice by directing Servicer, through the Aaron’s Proprietary System, to pay such invoice by means of an ACH transfer from its DDA Account if such Borrower is a US Borrower or by requesting that Sponsor, through fax, email or other electronic forms of notification by 12:00 Noon on the last Business Day immediately prior to the 10th or 25th day of each month, direct the Servicer to pay such invoice by means of a SWIFT transfer from its FCTA if such Borrower is a Canadian Borrower. Any directions for ACH transfers inputted by the US Borrowers into the Aaron’s Proprietary System prior to 12:00 Midnight (Atlanta, Georgia time) on any Business Day, shall be forwarded to Servicer pursuant to Sponsor’s existing ACH access by 3:30 p.m. (Atlanta, Georgia time) on the next Business Day and, if properly forwarded to Servicer by Sponsor shall be paid by Servicer no later than the second Business Day thereafter, unless Sponsor is otherwise notified by Servicer. Any directions for SWIFT transfers faxed by the Canadian Borrowers prior to 12:00 Noon (Atlanta, Georgia time) on the last Business Day immediately prior to the 10th or 25th day of each month shall be paid by Servicer no later than the next Business Day thereafter, unless Sponsor is otherwise notified by Servicer.
(d) Sponsor hereby acknowledges and agrees that Servicer has no ability to halt an ACH transfer upon the inputting of such transfer request by Sponsor from the Aaron’s Proprietary System into the ACH system (other than the ability to retrieve ACH transfers which are sent to the wrong party or otherwise manifestly erroneous as provided in the ACH Agreement with Sponsor) and Sponsor accepts full responsibility for any overadvance created by such inputting of information and has agreed to indemnify Servicer and Participants therefore pursuant to the terms of the Loan Facility Agreement. Upon receipt of the request for an ACH transfer or a SWIFT transfer (as applicable), Servicer shall honor such request by making an Advance pursuant to the Loan Commitment in the amount of such request into the Borrower’s DDA Account or FTCA, as applicable, and automatically forwarding such amount to the supplier by means of an ACH transfer or SWIFT transfer, as applicable, in accordance with the instructions of the Borrower passed onto Servicer by Sponsor.
(e) Nothing set forth herein shall be deemed to vary the terms and conditions of the MicroACH Service Agreement by and between Servicer and Sponsor.
2.9	Payments of Revolving Loans and US Term Loans and Canadian Term Loans; Borrowing Base.

All outstanding Advances with respect to each Revolving Commitment, US Term Loan Commitment or Canadian Term Loan Commitment shall be due and payable in full on the Maturity Date of such Loan, if not sooner accelerated in accordance with the terms of the applicable Loan Documents. In addition, the outstanding Advances pursuant to each Revolving Commitment shall not exceed the Franchisee Borrowing Base for such Borrower, as determined by Sponsor on the fifth Business Day of each month (as determined on the last day of the preceding calendar month) and reported to Servicer on such date. Servicer shall be entitled to rely upon the calculation of the Franchisee Borrowing Base for each Borrower submitted by Sponsor for all purposes hereunder. Upon receipt of the Franchisee Borrowing Base, Servicer shall input such information into Servicer’s loan records to be effective as of the date which is two Business Days after receipt of such information. The statements prepared to be delivered to each Borrower with respect to the next Payment Date shall be prepared requiring a repayment of any Advances outstanding on the fifth Business Day of such month in excess of the relevant Franchisee Borrowing Base as delivered to Servicer by Sponsor on such date. In addition, however, Servicer, on the date which is two Business Days after receipt of such calculation from Sponsor, shall notify the Borrowers in writing (including facsimile) of the new Franchisee Borrowing Base for such Borrower and shall require that such Borrower repay on the next Payment Date any additional Advances made since the date of the preparation of the statement for such Payment Date if necessary to avoid any overadvance as of such date. Upon the earlier of one (1) Business Day after notice from the Sponsor to the Servicer or the next Payment Date, each Borrower shall prepay its outstanding Advances in excess of the relevant Franchisee Borrowing Base.
2.10	Prepayment of Revolving Loans, US Term Loans and Canadian Term Loans.
Each US Borrower shall have the right to prepay its Loan in whole or in part upon at least two (2) Business Days’ prior notice to Servicer. Each Canadian Borrower shall have the right to prepay its Loan in whole or in part on a Canadian Payment Date upon at least two (2) Business Days’ prior notice to Servicer.
2.11	Default Rate of Interest.
If any Borrower shall fail to pay on the due date therefor (subject to any applicable grace period), whether by acceleration or otherwise, any principal owing by such Borrower under any of the Loan Documents, then interest shall accrue on such unpaid principal from the due date until and including the date on which such principal is paid in full at a rate of interest equal to the Default Rate.
2.12	Legal Expenses.
In the event that any requested Loan does not close, Servicer shall charge Sponsor for its reasonable out-of-pocket expenses arising from its review or preparation of the initial draft of the Loan Documents, Financing Statement filings and searches. In the event the Loan closes, Servicer shall be entitled to charge the Borrower for its reasonable out-of-pocket expenses incurred in connection with the closing of the Loan, including all documentary stamp tax, filing fees, lien search costs and recording costs. In the event that Servicer has not received payment from any Borrower for the expenses permitted in this Section 2.12 after diligent collection efforts, Sponsor shall pay Servicer such expenses, and Servicer shall assign to Sponsor any rights it may have against such Borrower for the payment of such expenses.

2.13	Servicing Fee and Sponsor’s Fee.
Servicer shall be entitled to a servicing fee for each Payment Period equal to the amount specified in the Fee Letter (“Servicing Fee”), and Sponsor shall be entitled to the amounts specified in the Fee Letter (the “US Sponsor’s Fee” and the “Canadian Sponsor’s Fee” and collectively the “Sponsor’s Fee”) to the extent received by Servicer.
3. SERVICING OF LOANS
3.1	Notice of Loan Defaults.
(a) Within fifteen (15) days after the occurrence of a Loan Payment Default, Servicer shall send a notice of such Loan Payment Default to the applicable Borrower pursuant to Section 3.3(f) and notice to Sponsor pursuant to Section 3.2(i).
(b) Following the sending of such notice of Loan Payment Default, Servicer shall as soon as is practicable, provide Sponsor with such other information relating to the Defaulted Borrower and the Defaulted Loan as Sponsor requests.
(c) Servicer shall not be required to take any remedial action against any Defaulted Borrower under a Defaulted Loan and shall not be entitled to take any remedial action during any applicable Response Period except as expressly provided in the Loan Facility Agreement or hereunder.
(d) Sponsor shall have sole responsibility (and Servicer shall have no responsibility) for monitoring the Borrowers for Loan Defaults other than Loan Payment Defaults, including without limitation, reviewing the Compliance Certificates and financial statements to determine compliance with the financial covenants. Sponsor shall have the right to waive any Loan Default without the consent of Servicer; provided, however, that (i) Sponsor may only waive Loan Payment Defaults if Sponsor simultaneously cures such Loan Payment Defaults, (ii) Sponsor may not waive more than two consecutive Loan Payment Defaults for any Loan or more than four Loan Payment Defaults for any one Loan during any four-year period, (iii) Sponsor may not waive any Loan Default arising from the bankruptcy or insolvency of a Borrower or any Guarantor of such Loan, or the appointment of a receiver, trustee, custodian or similar fiduciary for such Borrower or Guarantor, or the assignment for the benefit of creditors or the seeking of relief from creditors under applicable law by such Borrower or Guarantor, or the offering of settlement or composition to the unsecured creditors of such Borrower or Guarantor generally, (iv) Sponsor may not waive any Loan Default arising from the termination (or non-renewal) of any Franchisee Agreement, of which Sponsor agrees to give prompt notice to the Servicer, and (v) Sponsor may not waive a default arising based upon the action or inaction of the Sponsor or any of its Subsidiaries.
3.2	Servicing and Administration of Loans.
Servicer shall service and administer the Loans in accordance with the terms of this Agreement and its usual practices and procedures for loans of similar size and structure as determined by Servicer in its sole and absolute discretion. Notwithstanding the foregoing, so long as Sponsor is not in default hereunder and has a continuing obligation pursuant to the Loan Facility Agreement and this Agreement, Servicer shall be responsible for the following duties in connection with the service and administration of the Loans:
(a) making of Advances pursuant to each Loan Commitment as set forth above;
(b) maintenance of files containing the Loan Documents forwarded to Servicer by Sponsor or a Borrower; provided, however, that the Servicer shall have no responsibility for maintaining any documents (including, without limitation, landlord waivers, legal descriptions, leases or certificates of insurance) that are not actually delivered to the Bank and shall have no obligation to notify the Sponsor that it has not received any items other than the Loan Documents prepared by Servicer and sent to any Franchisee;
(c) at the request of the Sponsor, review of the Loan files and give notice to Sponsor of any missing Loan Documents;
(d) receipt of loan payments via check, ACH wire transfer, pre-authorized debits, or SWIFT transfer from the Borrowers and maintenance of adequate records of such payments (with the understanding that any ACH debit or pre-authorized debit for an Account of a Canadian Borrower made by Servicer which is rejected will be reinitiated only once);
(e) notification to each US Borrower, by deposit into regular U.S. Mail, ten (10) days prior to each Payment Date, of a notice that the installment is coming due on such Payment Date, if any, and the amount of interest due on such date (or the amount that will be debited in the case of a Borrower who has authorized ACH debits or SWIFT transfers);
(f) notification to each Canadian Borrower, by mail, email or fax, on the Business Day next succeeding the twenty-fifth (25th) day of each calendar month, by means of a detailed bill setting forth the total amount of principal and interest due and the Net Book Value of the Asset Dispositions during the preceding month not applied to Advances made during such month and summarizing all account activity during the preceding month (or the amount that will be debited in the case of a Borrower who has executed a PAD authorization or authorized SWIFT transfers).
(g) notification to such US Borrower, by deposit into regular U.S. Mail, ten (10) days after the Payment Date with respect to any installment, of a reminder notice that installment has not been received or notification to such Canadian Borrower, by email or fax, ten (10) days after the Canadian Payment Date with respect to any installment, of a reminder notice that installment has not been received
(h) within five (5) days from the date an installment is thirty (30) days delinquent, notification to such Borrower, by mailing by registered U.S. Mail, of a letter demanding immediate payment of the past due amount of principal and interest to avoid further collection action, with a copy of such letter to be simultaneously delivered to Sponsor;
(i) on each Business Day on which an Advance is made, notification to Sponsor by telecopy, of a report at the end of such Business Day summarizing the loan activity on such day and setting forth the available balance of the relevant Loan Commitment;
(j) notification to Sponsor on weekly basis of all Defaulted Loans pursuant to a weekly delinquency report in the form of Exhibit J, with such report to list all Loans which are fifteen (15) days or more past due and provide (1) the amount past due, (2) the total principal outstanding, and (3) the number of days past due;
(k) delivery to the Borrowers with Revolving Commitments within two Business Days after receipt of the calculation of the Franchisee Borrowing Base from Sponsor, of the amount of such Franchisee Borrowing Base and any additional required payments by the Borrower on the next Payment Date; and
(l) delivery to Sponsor of the “Quarterly Servicing Report” required by the Fee Letter and delivery to the Sponsor and the Participants of the Monthly Servicing Report and the Quarterly Servicing Report required by the Loan Facility Agreement.
3.3
Waiver of Loan Defaults. Sponsor may waive any financial covenant Loan Default of a Borrower by sending to the Servicer for execution a Default Waiver Letter, which Servicer agrees to execute and mail to the appropriate Borrower if such Default Waiver Letter is in form and substance satisfactory to the Servicer.

3.4	Preservation of Lien Priorities; Assignment of Rights.
Until the earlier of Servicer’s receipt of payment in full of a Loan and termination of the applicable Loan Commitment or the purchase by Sponsor of a Loan pursuant to the terms of the Loan Facility Agreement, Servicer shall, if the Loan is secured, (i) prepare amendments to financing statements promptly upon receipt of written notice of change of name or address or location of debtors or the Collateral thereunder and file such amendments or a new financing statement, in the case of a change in the debtor’s location or the location of the Collateral, in the appropriate location based on the information contained in such notice, promptly upon return thereof by the debtor, (ii) timely file continuation statements pertaining to such Financing Statements and (iii) take all other reasonable action requested by Sponsor to protect the priority of liens or security interests with respect to the Collateral securing each Loan, all at Sponsor’s expense. Upon the purchase by Sponsor of a Loan pursuant to the terms of the Loan Facility Agreement, or in the event that Sponsor reimburses Servicer or otherwise becomes obligated to Servicer for expenses (including without limitation, funding losses) of Servicer incurred in connection with a proposed loan which was never consummated that have not been reimbursed by the applicable Borrower, Servicer shall be deemed to have assigned to Sponsor all rights and remedies that Servicer may have had against the Borrower in accordance with and subject to the limitations of Section 10.15 of the Loan Facility Agreement. In connection with such deemed assignment, Servicer agrees to execute on a timely basis all such instruments and documents as are reasonably requested in order to evidence Sponsor’s rights or to permit Sponsor to exercise such rights, including without limitation, forms of assignments, all without recourse to, or representation or warranty by, Servicer.

3.5	Amendments to Loan Documents; Further Documentation.
Except to correct an immaterial ambiguity or manifest error, Servicer shall not agree to any amendment of the applicable Loan Documents after closing of any Loan without the prior written approval of Sponsor unless a Credit Event has occurred and is continuing or the Sponsor has no further obligations pursuant to its guaranty obligations with respect to such Loan. Upon receipt of either such approval, or written instructions from Sponsor directing Servicer to do so, Servicer shall timely prepare written amendments to the Loan Documents or other documents relating to the Loan in accordance with such approval or instructions, and shall use its reasonable efforts to obtain on a timely basis the signatures of the Borrower and/or other appropriate signatories to such Loan Documents or other documents; provided that, such amendments are not inconsistent with the terms of the Operative Documents (with the express understanding that to the extent that Servicer has any questions regarding such consistency, Servicer shall be entitled to refuse to prepare or execute such amendments until receipt of approval from the Participants pursuant to the Loan Facility Agreement). Within fifteen (15) days after obtaining such signatures, Servicer shall send Sponsor photocopies of the original fully executed documents. Servicer shall be entitled to charge Sponsor, or upon Sponsor’s written instructions, the applicable Borrower, reasonable attorneys’ fees actually incurred and other expenses relating to the preparation of such amendments or other documents.
3.6	Actions by Servicer.
Unless a Credit Event has occurred and is continuing or the Sponsor has no further obligation pursuant to its guaranty set forth in the Loan Facility Agreement, Servicer shall at all times endeavor to comply with the requirements set forth in this Servicing Agreement and the Loan Facility Agreement, provided that Servicer shall not be required to take any action which it reasonably determines would expose Servicer to unreasonable risk of liability or which is contrary to applicable law or which is contrary to the terms of the Operative Documents.
4. SPONSOR’S AUDIT AND REPORTING OBLIGATIONS WITH RESPECT TO LINE OF CREDIT LOANS.
Each Loan Agreement for a Line of Credit shall authorize Servicer or representatives of Servicer, including Sponsor, to conduct periodic field audits of each Borrower. Unless otherwise instructed by Servicer, Sponsor hereby covenants and agrees with Servicer to audit each Borrower with a Line of Credit Commitment no less than once per each six month period and more frequently at the reasonable request of Servicer with respect to any such Borrower as to whom a Loan Default has occurred (whether or not waived by Sponsor). In conducting the field audits of the Borrowers with Line of Credit Commitments, Sponsor will examine the payment receipts, bank statements, loan statements, Lease Contracts, inventory on hand, computer-generated reports of Asset Dispositions, Rental Revenue and other financial data necessary to determine the accuracy and validity of the reports, compliance certificates, financial reports and other information forwarded to either of Servicer or Sponsor by such Borrowers in connection with the Franchisee Loans.
At the request of Servicer, within thirty (30) Business Days of the completion of each field audit, Sponsor shall forward to Servicer a written audit report detailing the scope of Sponsor’s audit, any discrepancies or other misstatements or misrepresentations of the relevant Borrower discovered in the course of the audit and containing a clear concise statement as to whether or not Sponsor believes that such Borrower is in compliance with the terms of the Loan Documents to which it is a party and if not, the nature of any default known to Sponsor and the course of action planned by the Borrower to remedy such default. The delivery of each field audit to Servicer by Sponsor shall constitute a representation and warranty by Sponsor that the information set forth therein is true and correct in all material respects to the best of Sponsor’s knowledge and that Servicer shall be authorized to rely on such information in continuing to make Advances to such Borrower.
Notwithstanding the foregoing, Servicer, in its sole discretion, may (at Servicer’s expense, unless a Credit Event has occurred and is continuing and then at Sponsor’s expense) at any time and from time to time, undertake to perform an independent field audit of any or all of the Borrowers with Line of Credit Commitments (with such audit to be performed by officers or employees of Servicer or other persons retained by Servicer for such purpose). Sponsor shall cooperate fully with Servicer in connection with any such independent audit.
5. MISCELLANEOUS
5.1	Communications.
Unless otherwise provided in the Loan Facility Agreement or under this Servicing Agreement, all communications under this Servicing Agreement shall be sent in accordance with the notice procedures set forth in Section 15.1 of the Loan Facility Agreement.
5.2	Waivers.
No party hereto shall be deemed to have waived any of its rights under this Servicing Agreement unless such waiver is in writing and signed by the party for whose benefit such provision was intended. No delay or omission on the part of any party hereto in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.
5.3	Governing Law.
THIS SERVICING AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).
5.4	Successors and Assigns.
This Servicing Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party hereto.
5.5	Amendments; Consents.
No amendment, modification, supplement, termination, or waiver of any provision of this Servicing Agreement and no consent to any departure by Sponsor therefrom, may in any event be effective unless in writing signed by Servicer, and then only in the specific instance and for the specific purpose given.
5.6	Indemnification by Servicer.

Without limiting any other rights which Sponsor may have under the Operative Documents or under applicable law, and subject to the notice and other procedural requirements of Section 11.2 of the Loan Facility Agreement, Servicer hereby agrees to indemnify upon demand and hold Sponsor harmless from and against all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees actually incurred and disbursements as and when incurred, awarded against or incurred by Sponsor, which directly arise out of Servicer’s gross negligence or willful misconduct in connection with its administration of the Franchisee Loan Program.
Sponsor expressly acknowledges and agrees that Servicer shall exercise with respect to the Franchisee Loan Program the same standard of care and diligence in the performance of its duties, responsibilities and obligations under the Operative Documents as it generally exercises with respect to loans of a similar size and structure in Servicer’s sole and absolute discretion. Notwithstanding the foregoing, neither Servicer nor any of its directors, officers, agents or employees shall have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Operative Documents (other than any of the foregoing made by any of them), any Loan Document or any borrowing hereunder or thereunder, (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 4 of the Loan Agreements, except receipt of the Loan Documents; or (iv) the validity, effectiveness or genuineness of the Operative Documents or any of the Loan Documents or any other instrument or writing furnished in connection herewith or therewith, provided, however, that in each case Servicer, its directors, officers, agents and employees are acting in good faith and without actual knowledge of a defect in or invalidity of any of the foregoing; or if Servicer, its directors, officers, agents or employees do have knowledge of any such defect or invalidity, provided that Sponsor: (x) has been promptly notified by Servicer of such defect or invalidity; and (y) has expressly consented to any and all actions to be taken by Servicer, its directors, officers, agents or employees as a result of, which is attributable to, or otherwise relates to, such defect or invalidity. Servicer shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a wire, telex or similar writing) given in accordance with other provisions of this Agreement reasonably believed by it to be genuine or is otherwise in accordance with the instructions of Sponsor.
5.7	Entire Agreement.
This Servicing Agreement and the other Operative Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. The execution of this Servicing Agreement and the other Operative Documents by Sponsor was not based upon any facts or materials provided by Servicer, nor was Sponsor induced to execute this Servicing Agreement or any other related document by any representation, statement or analysis made by Servicer.
5.8	Captions.
The captions in this Servicing Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

5.9	Severability.
If any one or more parts, terms, provisions, paragraphs, or Sections of this Servicing Agreement shall be held to be illegal or in conflict with state or federal law, the remaining shall continue in full force and effect.
5.10	Counterparts.
This Servicing Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto where upon the same instrument.
5.11	Effect of Amendment and Restatement.
This Agreement constitutes an amendment and restatement of the Existing Servicing Agreement and is not, and is not intended by the parties to be, a novation of the Existing Servicing Agreement. All rights and obligations of the parties shall continue in effect, except as otherwise expressly set forth herein. All references in the Operative Documents to the Servicing Agreement shall be deemed to refer to and mean this Amended and Restated Servicing Agreement, as the same may be further amended, supplemented, and restated from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be duly executed as of the day and year first above written.

AARON’S, INC.
By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Executive Vice President and Chief Financial Officer

SUNTRUST BANK, as Servicer
By:	/s/ Sharon Lawrence
Title: Director